                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Lands' End, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                             [LANDS END INC. LOGO]


                         NOTICE OF 1996 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                 April 22, 1996

Dear Shareholder:

  The annual meeting of Lands' End, Inc. shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 22, 1996, beginning at 10:00 a.m. C.D.T. (See map for directions.)

  The directors and officers of your company join me in extending you a cordial invitation to attend.

  For those of you interested in seeing, firsthand, how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

  The agenda for the meeting includes the election of two directors and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

  I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card and sign, date and mail it in the postage-paid envelope. It will help us keep postage costs down if you take a minute to do so now.

                                     [SIGNATURE OF GARY C. COMER]
                                     Gary C. Comer
                                     Chairman

                             [LANDS END INC. LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1996

To Our Shareholders:

  The annual meeting of shareholders of Lands' End, Inc. (the "Company") will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 22, 1996, at 10:00 a.m. C.D.T. for the following purposes:

  1. To elect two members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 1999, and until their successors are duly elected and qualified.

  2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending January 31, 1997.

  3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 29, 1996, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

  Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.

                                          By order of the Board of Directors,

                                          [SIGNATURE OF ROBERT S. OSBORNE]
                                          Robert S. Osborne
                                          Secretary

Dodgeville, Wisconsin
April 22, 1996

  YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1996 annual meeting of shareholders on Wednesday, May 22, 1996, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 22, 1996.

PROXIES

  Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the absence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company and (c) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Firstar Trust Company, transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

VOTING OF PROXIES AND SHARES OUTSTANDING

  Holders of record at the close of business on March 29, 1996, of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 29, 1996, the record date for the meeting, was 33,615,790 all of one class and each entitled to one vote, owned by 2,776 shareholders of record.

  The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

  The Board of Directors is composed of six directors. The directors are divided into three classes composed of two directors each. One class is elected each year for a three year term. The two nominees for election as directors to serve until the annual meeting of shareholders in 1999, and until their respective successors are duly elected and qualified, are Gary C. Comer and David B. Heller. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. Comer and Heller.

  The following tabulation sets forth, as of March 29, 1996, certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                DIRECTOR NOMINEES FOR A TERM TO EXPIRE IN 1999

GARY C. COMER                                                           AGE: 68

  Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

DAVID B. HELLER                                                         AGE: 65

  Director of the Company since 1986. Since 1974, Mr. Heller has been President of Advisory Research, Inc., an investment advisory firm. Mr. Heller is also a director of Prime Residential, Inc., a real estate investment trust.

                     DIRECTORS WHOSE TERM EXPIRES IN 1997

RICHARD C. ANDERSON                                                     AGE: 66

  Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Executive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. He has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Executive Vice President in charge of programming and media from 1981 until 1984. Mr. Anderson provides certain services to the Company and its affiliates and is compensated for such services. See "Meetings and Compensation of Directors; Committees of the Board."

HOWARD G. KRANE                                                         AGE: 62

  Director of the Company since 1986. Mr. Krane's professional corporation is a partner of Kirkland & Ellis, with which he has practiced law since 1957. Kirkland & Ellis renders legal services to the Company. Mr. Krane is also Chairman of the Board of Trustees of the University of Chicago.

                     DIRECTORS WHOSE TERM EXPIRES IN 1998

JOHN N. LATTER                                                          AGE: 70

  Director of the Company since 1978. Since 1980, Mr. Latter has been independently employed as a financial consultant.

MICHAEL J. SMITH                                                        AGE: 35

  President and Chief Executive Officer of the Company since December 1994. In 1983, Mr. Smith entered the employ of the Company as a Market Research Analyst. In 1985, he became Circulation Manager of Planning and in 1988, he was promoted to Manager of Merchandise Planning and Research. In 1990, Mr. Smith was named Managing Director of Coming Home and in 1991, he was elected Vice President of that business. Mr. Smith has been serving as a director of the Company since his appointment to his current positions in December 1994.

        MEETINGS AND COMPENSATION OF DIRECTORS; COMMITTEES OF THE BOARD

  The Board of Directors held eight formal meetings during the fiscal year ended February 2, 1996. All directors attended at least 75% of the total number of meetings of the Board and Committees of which they were members. Directors who are not salaried officers or employees of the Company receive an annual retainer of $25,000 (other than the Company's founder, who receives no such compensation). In May 1995, the Board of Directors approved a form of agreement whereby individual directors may irrevocably elect to defer receipt of their director compensation. The deferred amounts are then adjusted to reflect the performance of the Company's Common Stock during the deferral period. Deferrals may not be made for less than six months and are payable only in cash in one lump sum payment or up to five equal annual installments commencing at the end of the deferral period. In the event of a director's death, disability or termination of service as a director of the Board prior to such date, the director (or his designated beneficiary) shall be entitled to receive such payments commencing on the first business day of April in the calendar year following such death, disability or termination of service. Messrs. Anderson, Heller, Krane and Latter have each elected to defer receipt of their individual director compensation. Mr. Anderson receives an additional $15,000 annual retainer from the Company for serving as a director of the Company's majority-owned subsidiary, The Territory Ahead. Mr. Anderson also received total cash compensation of $96,250 from the Company in consideration for his providing creative and merchandising consulting services to the Company during fiscal year 1996. Directors who are salaried officers or employees of the Company earn no additional compensation for their services as directors.

  The Board has three standing committees: The Audit Committee, the Compensation Committee and the Performance Compensation Committee. The Board does not have a nominating committee. The functions of the standing committees are described briefly below:

AUDIT COMMITTEE

  The members of the Audit Committee are John N. Latter (chairman) and David
B. Heller. The functions of the Audit Committee are to recommend the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the results of the annual audit, to review the Company's internal controls and the functions of the Company's internal audit staff, and to report to the Board of Directors on the activities and findings of the Audit Committee and make recommendations to the Board of Directors based on such findings. The Company's internal audit staff and independent public accountants have direct access to the Audit Committee to discuss auditing and any other accounting matters. The Audit Committee held three formal meetings during fiscal year 1996.

COMPENSATION COMMITTEE

  The members of the Compensation Committee are Howard G. Krane (chairman), Gary C. Comer, David B. Heller and John N. Latter. The Compensation Committee monitors the Company's overall compensation policies and specifically reviews and approves all compensation to be paid to the Company's Chief Executive Officer, to the four other most highly compensated executive officers (the "Named Executive Officers") and to any other officer whose annual compensation is $300,000 or more (except to the extent that such responsibility is specifically vested in the Performance Compensation Committee). The Compensation Committee administers the Restricted Stock Plan and the Long-Term Incentive Plan and establishes the terms of any benefits granted thereunder. The Compensation Committee held five formal meetings during fiscal year 1996.

  Except for the deferred compensation arrangements described above, none of the members of the Compensation Committee is or has been, for a period of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

PERFORMANCE COMPENSATION COMMITTEE

  The members of the Performance Compensation Committee are David B. Heller (chairman) and John N. Latter. The Performance Compensation Committee administers the Stock Option Plan and establishes the terms of any benefits granted thereunder. The Performance Compensation Committee also administers the Company's non-stock based compensation plans which are intended to provide "performance-based compensation" (as defined in the federal Omnibus Budget Reconciliation Act of 1993 ("OBRA")) including, but not limited to, establishing objective performance goals and measures and certifying that such performance goals and other material terms are satisfied. The Performance Compensation Committee is comprised solely of directors who are not (i) current employees of the Company (or any related entity), (ii) former employees of the Company (or any related entity) receiving compensation for prior services (other than certain pension benefits), (iii) former officers of the Company (or any related entity), or (iv) consultants or individuals who are otherwise receiving compensation for personal services in any capacity other than as a director. The Performance Compensation Committee held one formal meeting during fiscal year 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Gary C. Comer, who currently serves on the Compensation Committee, is the Company's founder and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. Mr. Comer is retired from active employment at the Company.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Overall Policy

  Lands' End believes that its employees are its most valuable asset. The Company's goal is to recruit, motivate, reward and retain the best hourly and salaried work force in the direct marketing industry. The Company has developed and implemented its compensation plans, including those for executive officers, with that goal in mind.

  The Board of Directors and its compensation-related committees believe that the Company has derived significant benefits over the years from the fact that its founder and senior executive officers have had substantial amounts of stock ownership in the Company and developed a strongly collegial management culture. The principal executive compensation philosophy used in the past to recruit, motivate and retain the Company's executives has been to create the possibility for significant equity ownership and to base additional incentive compensation on specific financial performance goals, consisting of percentage increases in net sales and the level of pretax earnings expressed as a percentage of net sales. This year, however, the Company adopted a new annual incentive plan and long-term incentive plan that focus plan participants on different financial performance goals. Specifically, these new plans reward performance with respect to the Company's annual pre-tax margin, each business unit's annual pre-tax margin and the Company's three year average return on invested capital. See "Adoption of Annual Incentive Plan and Long-Term Incentive Plan."

 Committee Structure

  The Compensation Committee consists of Gary C. Comer and three outside directors, David B. Heller, Howard G. Krane and John N. Latter, who have never been employees of the Company. No member of the Compensation Committee is eligible to receive awards under any of the compensation plans which it administers. The Compensation Committee receives and considers recommendations from time to time from officers of the Company and from independent professional compensation consultants.

  The Performance Compensation Committee consists of Mr. Heller as chairman, and Mr. Latter, each of whom is believed to meet the eligibility requirements specified in OBRA. Accordingly, it is anticipated that compensation paid under each plan the Performance Compensation Committee administers, including gains realized upon the exercise of non-qualified stock options, will remain deductible by the Company for federal income tax purposes.

 Compensation Criteria

  In 1994, the Compensation Committee and the Board engaged a nationally recognized compensation consulting firm to assist the Compensation Committee and the Board in developing an overall perspective on base, incentive and long-term compensation and benefit practices in the specialty retail business. Representatives of this consulting firm have met formally with the Compensation Committee (sometimes with other Board members in attendance) on a regular basis and have had numerous other informal discussions with members of the Compensation Committee and the Board.

  The Compensation Committee from time to time relates total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of companies (the "comparator group"). The comparator group is comprised of companies that tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes. The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the published industry index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing shareholder returns.

  Although the Compensation Committee and the Board have from time to time used comparator group survey data in developing the Company's overall compensation perspective, the Compensation Committee and the Board have also considered other factors which, in their subjective judgment, affect the comparability and usefulness of such data to the Company. These factors include the Company's leading position as a direct merchant, the evolving nature of its business as the Company makes investments in developing new catalog formats and expands internationally, and elements of its corporate culture. The Compensation Committee and the Board have determined that it is desirable for the Company to maintain a competitive package of base, incentive and long-term compensation. These determinations are reflected in the Company's current compensation practices.

  Section 162(m) of the Internal Revenue Code (adopted pursuant to OBRA) imposes an annual limit of $1 million on the deductibility of compensation payments to a company's chief executive officer and the four other most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of such company's taxable year ("Covered Employees"). "Performance-based compensation" (as defined in OBRA) is excluded from this limit. It is the Company's intention to preserve the deductibility of compensation paid to its Covered Employees, to the extent feasible and consistent with the Company's overall compensation philosophy.

 Adoption of Annual Incentive Plan and Long-Term Incentive Plan

  As reported in last year's proxy statement, the Compensation Committee and the Performance Compensation Committee, in consultation with their professional compensation advisers, considered the adoption of a comprehensive omnibus long-term incentive plan that would provide for, among other things, the grant of stock options, stock appreciation rights and restricted stock. During fiscal year 1996, the Compensation Committee and Performance Compensation Committee received reports and proposals concerning this matter from its outside consulting firm and discussed the firm's recommendations at a number of meetings described below. In April 1995, the Compensation Committee discussed the possibility of making awards of restricted stock but deferred taking any specific action on the matter, determining instead to address the matter in the context of a comprehensive review of the Company's incentive plans then being undertaken by its compensation consultants. In September 1995, after working with management and the Compensation Committee, the outside consulting firm proposed terms for an annual incentive plan and a long-term incentive plan. The proposed plans were structured to take into account business unit performance and used measures of performance based on pretax margin and sales growth coupled with minimum thresholds based on levels of pretax income. The

Compensation Committee approved the long-term incentive plan in principle, but asked the consulting firm to continue to work with management to develop a revised annual incentive plan proposal. In November 1995, the Compensation Committee reviewed a revised proposal and then approved in principle the annual incentive plan subject to review and approval of the appropriate plan documents when drafted. In January 1996, the Board approved the plan documents for both the Annual Incentive Plan and the Long-Term Incentive Plan, subject to final approval of the plan language by the Company's chief financial officer. At that time, management agreed to present recommendations to the Compensation Commitee in March 1996 with regard to identifying specific employees to participate in grants under the new incentive plans as well as the Stock Option Plan. These new plans are intended to replace the Company's Salaried Incentive Bonus Plan and Restricted Stock Plan.

  The Annual Incentive Plan provides for participation by most of the Company's salaried employees (currently approximately 590 individuals). Pursuant to this plan, each participant is granted an annual incentive award on or about the beginning of each fiscal year. Each annual incentive award consists of the right to be eligible to receive a cash bonus after the completion of one full fiscal year from the date of grant. Each participant's bonus eligibility amount is 10% of base salary, provided that the Compensation Committee has the right to approve higher levels for certain participants on an individual basis. Participants earn a bonus equal to their bonus eligibility amount multiplied by a factor of 0% to 200%, depending on overall corporate results measured by a matrix of (i) the Company's annual pre-tax margin and (ii) the participant's business unit annual pre-tax margin. The matrix provides that no bonuses are payable if the Company's annual pre-tax margin is less than 5%. The minimum level of business unit pre-tax margin varies depending on the business unit. Conversely, maximum bonuses are payable if the Company's annual pre-tax margin is 12% or greater and the participant's business unit annual pre-tax margin is above the threshold applicable to that business unit. The matrix is subject to adjustment from time to time at the discretion of the Compensation Committee. Participants must be employed by the Company at the completion of the one year performance period in order to receive any payments under annual incentive awards granted with respect to such period. For most of the Company's salaried employees, the bonus eligibility amounts are expected to be 10% of base salary. For the Company's Named Executive Officers, the bonus eligibility amounts are expected to be 60% of base salary. This plan replaces the Company's Salaried Incentive Bonus Plan.

  The Long Term Incentive Plan provides for participation by certain of the Company's managers (currently approximately 65 individuals). Pursuant to this plan, each participant is granted a long-term incentive award on or about the beginning of each fiscal year. Each long-term incentive award consists of the right to be eligible to receive a cash bonus after the completion of three full fiscal years from the date of grant. The cash bonus eligibility amounts range from 10% to 20% of base salary for individual participants. Participants earn a bonus equal to their bonus eligibility amount, multiplied by a factor of 0% to 200%, depending on overall corporate results measured by a matrix of
(i) the Company's three year average pre-tax margin and (ii) the Company's three year average return on invested capital. The matrix provides that no bonuses are payable if the Company's three year average pre-tax margin is 6% or less or if the Company's three year average return on invested capital is 17% or less. Conversely, maximum bonuses are payable if the Company's three year average pre-tax margin is 12% or greater and the Company's three year average return on invested capital is 33% or greater. The matrix is subject to adjustment from time to time at the discretion of the Compensation Committee. Participants must be employed by the Company at the completion of the three year performance period in order to receive any payments under long-term incentive awards granted with respect to such period (except in cases where a participant's employment terminates as a result of such participant's retirement, disability or death). For most of the Company's salaried employees, the bonus eligibility amounts are expected to be 10% of base salary. This plan replaces the Company's Restricted Stock Plan. In addition, many employees who previously have participated in the Company's Stock Option Plan will now instead participate in the Long Term Incentive Plan.

  In addition, for fiscal year 1997, the Compensation Commitee authorized management to provide special incentives to the Company's core merchandise leaders, creative directors for core business units, speciality business unit leaders, international business unit leaders and direct marketing leaders (currently approximately 15 individuals). Pursuant to this program, each participant will be eligible to receive a cash bonus after the completion of fiscal year 1997, based on the fiscal year 1997 financial results of the participant's business unit. Each participant's bonus will be equal to 2% to 4% of the excess of the participant's business unit pretax earnings over the threshold applicable to that business unit. Each business unit's pretax earnings threshold is determined by taking a threshold percentage of such business unit's actual sales results. Although this special incentive program is effective only for fiscal year 1997, the Compensation Committee intends to consider, on an annual basis, what special incentives, if any, to offer to its business unit leaders in the future.

 Components of Fiscal Year 1996 Compensation

  Base Salary. In determining salary adjustments, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance and the base salaries paid by competitors for comparable positions. The base salary level for the Company's Chief Executive Officer is currently somewhat below the median for the Company's comparator group. The average base salary level for the Company's other executive officers is currently at the approximate median for the Company's comparator group. Annual merit increases in base salary averaging 3.4% were awarded to the Company's salaried employees in May 1995. However, no such increases in base salary were made for the Company's vice presidents or other more senior officers (including Named Executive Officers).

  Salaried Incentive Bonus. The Salaried Incentive Bonus Plan established bonus eligibility amounts ranging from 10% to 100% of base salary for individual participants. Participants earned bonuses equal to their bonus eligibility amounts, multiplied by a factor which depended on overall corporate results measured by a matrix of (i) growth in net sales and (ii) pretax income expressed as a percentage of net sales for the fiscal year of participation, with a one percent change in pretax income expressed as a percentage of net sales being weighted much more heavily in the matrix than a one percent change in growth in net sales. No bonuses were payable if net sales increased by less than 7.0% in a year or if pretax income expressed as a percentage of net sales was less than 5.0%. For fiscal year 1996, net sales grew by 4.0% and pretax income expressed as a percentage of net sales was 4.9%, which resulted in no bonuses for the individual participants under the Salaried Incentive Bonus Plan. However, in December 1995, in the interest of preserving employee morale, the Compensation Committee nonetheless granted to each plan participant a bonus equal to 2% of such participant's salary. For most of the Company's salaried employees, the bonus eligibility amounts have historically been 10% of base salary. For the Company's executive officers, the bonus eligibility amounts have historically been 40-60% of base salary. As discussed above, the Compensation Committee has determined that commencing with fiscal year 1997, no further payments will be made under the Salaried Incentive Bonus Plan.

  Stock Options. In February 1995, the Company awarded stock option grants to a number of employees, including grants to Michael J. Smith, Mindy C. Meads, Stephen A. Orum and Francis P. Schaecher in the amounts of 110,000 shares, 60,000 shares, 60,000 shares and 30,000 shares, respectively. These grants are consistent with the Company's previously announced goal of providing significant stock-based incentive compensation for senior executives so as to incent management to increase shareholder value over time.

 Chief Executive Officer Compensation

  Michael J. Smith's annual base salary has been set at $300,000, which the Compensation Committee and the Board believe to be appropriate given comparator group practice for this position as well as Mr. Smith's previous compensation history. During fiscal year 1996, Mr. Smith received a cash payment of $135,000 in compensation of certain expenses he incurred when he accepted the positions of President and Chief Executive Officer of the Company in December 1994. Mr. Smith also received a discretionary bonus of $6,000 (i.e., 2% of salary) on terms identical to the Company's other salaried employees.

  In February 1995, the Performance Compensation Committee awarded Mr. Smith options to purchase 110,000 shares of the Company's Common Stock at $16.50 per share (the closing market price per share of the Common Stock on the date of grant). The options are exercisable for ten years and vest at the rate of 10% in year one, 15% in year two, 20% in year three, 25% in year four and 30% in year five. The specific number and vesting rate of the options awarded was based principally on subjective judgment factors, including the review of overall compensation practices described above, the then current level of Mr. Smith's beneficial ownership of stock in the Company and the number of stock options granted to other officers of the Company.

                                     Submitted by the Compensation Committee
                                     of the Board of Directors

                                     Howard G. Krane, Chairman
                                     Gary C. Comer
                                     David B. Heller
                                     John N. Latter

SUMMARY COMPENSATION TABLE

  Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended February 2, 1996:

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                              ------------------
                                 ANNUAL COMPENSATION                AWARDS
                         -----------------------------------  ------------------
                                                              RESTRICTED
                                                OTHER ANNUAL    STOCK     STOCK   ALL OTHER
        NAME AND         FISCAL SALARY   BONUS  COMPENSATION    AWARDS   OPTIONS COMPENSATION
   PRINCIPAL POSITION     YEAR    ($)     ($)       ($)         ($)(1)     (#)      ($)(2)
   ------------------    ------ ------- ------- ------------  ---------- ------- ------------
Michael J. Smith........  1996  305,769   6,000   135,000(3)     -0-     110,000    20,625
President and Chief       1995  142,654  44,936       -0-        -0-         -0-     8,604
 Executive Officer
Mindy C. Meads(4).......  1996  285,385   5,600     2,183(5)     -0-      60,000    15,959
Senior Vice President,    1995  258,039 116,282       -0-        -0-         -0-    19,507
 Merchandising
Stephen A. Orum(6)......  1996  254,807   5,000       -0-        -0-      60,000    14,820
Executive Vice            1995  203,192  96,008       -0-        -0-         -0-    14,631
 President,               1994  180,038  50,529       -0-        -0-      38,600    50,280
 Chief Operating Officer
 and Chief Financial
 Officer
Francis P. Schaecher....  1996  191,615   3,760       -0-        -0-      30,000    11,301
Senior Vice President,    1995  186,000  87,885       -0-        -0-         -0-    16,783
 Operations               1994  175,605 148,182       -0-        -0-       8,600    54,059

- --------
(1) Dividends, if any, on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted Common Stock. The aggregate number and value (based on the closing price of the Company's Common Stock ($14.875) on the New York Stock Exchange on February 2, 1996) of each Named Executive Officer's restricted stock holdings as of such date are as follows: Mr. Smith, 2,200 shares, $32,725; Ms. Meads, 2,800 shares, $41,650; Mr. Orum, 2,800 shares, $41,650; and Mr.
    Schaecher, 0 shares, $0.

(2) For fiscal year 1996, these amounts represent the Company's contributions to the Retirement Plan and the Company's contributions to the Deferred Compensation and Excess Benefit Plan, in the following amounts: Mr. Smith, $11,505, $9,120, respectively; Ms. Meads, $7,769, $8,190, respectively;
    Mr. Orum, $7,678, $7,142, respectively; and Mr. Schaecher, $7,729, $3,572, respectively.

(3) In fiscal year 1996, Mr. Smith received a cash payment of $135,000 in compensation of certain expenses he incurred when he accepted the positions of President and Chief Executive Officer of the Company in December 1994.

(4) Ms. Meads was appointed a Senior Vice President of the Company on January 12, 1995. Ms. Meads resigned from her employment with the Company, effective March 22, 1996.

(5) In fiscal year 1996, Ms. Meads received a cash payment of $2,183 from the Company as partial reimbursement for her income tax liability on employee relocation expenses previously paid on her behalf.

(6) Mr. Orum was named as Executive Vice President and Chief Operating Officer of the Company on October 24, 1994, in addition to continuing his previous function as the Company's Chief Financial Officer.

STOCK OPTION GRANTS IN FISCAL YEAR 1996

  Set forth below is certain information relating to options to acquire Common Stock granted to each Named Executive Officer during the fiscal year ended February 2, 1996, and the grant-date present value of each option grant.

                                         PERCENT OF                            GRANT DATE
                                        TOTAL STOCK                              VALUE
                                          OPTIONS                              ----------
                                         GRANTED TO                            GRANT DATE
                         STOCK OPTIONS  EMPLOYEES IN EXERCISE PRICE EXPIRATION  PRESENT
NAME                     GRANTED (#)(1) FISCAL YEAR      ($/SH)        DATE    VALUE (2)
- ----                     -------------- ------------ -------------- ---------- ----------
Michael J. Smith........    110,000        32.15%        $16.50      12/31/05  $1,135,200
Mindy C. Meads..........     60,000        17.54          16.50      12/31/05     619,200
Stephen A. Orum.........     60,000        17.54          16.50      12/31/05     619,200
Francis P. Schaecher....     30,000         8.77          16.50      12/31/05     309,600

- --------
(1) Options are exercisable starting on the first anniversary of the grant date, with 10% of the shares covered thereby becoming exercisable at that time, and an additional 15%, 20%, 25%, and 30% of the option shares becoming exercisable on the second, third, fourth, and fifth anniversaries of the grant date, respectively.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on the following inputs:

     Stock Price (Fair Market Value) at Grant..........................   $16.50
     Exercise Price....................................................   $16.50
     Expected Option Term.............................................. 10 years
     Risk-Free Interest Rate...........................................    7.67%
     Stock Price Volatility............................................    0.345
     Dividend Yield....................................................    0.00%

   The model assumes: (a) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the Expected Option Term; (b) Stock Price Volatility is calculated using daily stock prices over the five year period next preceding the date of grant; and (c) Dividend Yield is calculated using the annual dividend rate in effect at the date of grant. Notwithstanding the fact that these options are non-transferrable, no discount for lack of marketability was taken.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

  Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended February 2, 1996, and options to acquire Common Stock held by each Named Executive Officer as of such date.

                                                    NUMBER OF
                                                   SECURITIES       VALUE OF
                                                   UNDERLYING     UNEXERCISED
                                                   UNEXERCISED    IN-THE-MONEY
                               SHARES             STOCK OPTIONS STOCK OPTIONS AT
                              ACQUIRED    VALUE   AT FY-END (#)    FY-END ($)
                             ON EXERCISE REALIZED EXERCISABLE/    EXERCISABLE/
NAME                             (#)      ($)(1)  UNEXERCISABLE UNEXERCISABLE(2)
- ----                         ----------- -------- ------------- ----------------
Michael J. Smith............       -0-       -0-  5,120/123,680    2,500/7,500
Mindy C. Meads..............       -0-       -0-  18,560/67,840   35,008/8,752
Stephen A. Orum.............       -0-       -0-  31,440/87,160  42,508/20,002
Francis P. Schaecher........   100,000   837,500   3,440/35,160            0/0

- --------
(1) Upon exercise of an option, an individual does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.
(2) Calculated based upon the closing price of the Company's Common Stock ($14.875) on the New York Stock Exchange on February 2, 1996.

PERFORMANCE GRAPH

  The following graph presents the cumulative total shareholder return of the Company, the Value Line Retail Index and the Standard & Poor's MidCap 400 Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Value Line Retail Index and the Standard & Poor's MidCap 400 Index. In addition to the Company, 51 retailers (including catalog companies) comprise the Value Line Retail Index. The dollar amounts shown on the following graph assume that $100 was invested on February 1, 1991 in Company Common Stock, stocks constituting the Value Line Retail Index and stocks constituting the Standard and Poor's MidCap 400 Index with all dividends being reinvested. The January 31st dates shown on the following graph do not correspond exactly with the last day of the Company's fiscal year in calendar years 1993, 1994, 1995, and 1996.

                     COMPARISON OF FIVE-YEAR TOTAL RETURN
   AMONG LANDS' END, INC., VALUE LINE RETAIL INDEX AND S&P MIDCAP 400 INDEX


                             [GRAPH APPEARS HERE]

                                          VALUE OF $100 INVESTED ON FEBRUARY 1,
                                                         1991 AT
                                         ---------------------------------------
                                         1/31/92 1/31/93 1/31/94 1/31/95 1/31/96
                                         ------- ------- ------- ------- -------
Lands' End, Inc.........................  $187    $154    $288    $190    $173
Value Line Retail Index.................   144     152     156     129     125
S&P MidCap 400 Index....................   141     157     181     172     227

                            PRINCIPAL SHAREHOLDERS

  The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the chief executive officer and each of the two other most highly compensated executive officers of the Company, and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 29, 1996, to be the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 29, 1996, and has been supplied by each of the persons included in the table.

                                                                       PERCENT
                        BENEFICIAL OWNERS                     AMOUNT   OF CLASS
                        -----------------                   ---------- --------
      Gary C. Comer(1)..................................... 17,812,901  52.99
      Richard C. Anderson(2)...............................  1,284,010   3.82
      David B. Heller......................................      8,000    *
      Howard G. Krane(3)...................................     20,000    *
      John N. Latter.......................................    160,000    *
      Stephen A. Orum(4)...................................     53,840    *
      Francis P. Schaecher(5)..............................    106,440    *
      Michael J. Smith(6)..................................     24,820    *
      All directors and executive officers as a group (8
       persons)(7)......................................... 19,470,011  57.80

- --------
(1) Mr. Comer's address is Citicorp Plaza, Suite 620, 8420 W. Bryn Mawr Avenue, Chicago, Illinois 60631.

(2) Share amount shown includes 108,000 shares of the Company's Common Stock owned by Mr. Anderson's wife as to which he disclaims beneficial ownership.

(3) Share amount shown includes 2,000 shares of the Company's Common Stock owned by Mr. Krane's wife as to which he disclaims beneficial ownership.

(4) Share amount shown includes (i) exercisable options for 37,440 shares of Company Common Stock granted to Mr. Orum on December 9, 1991, April 6, 1993, December 10, 1993 and February 13, 1995 under the Stock Option Plan and (ii) options for 6,000 shares of Company Common Stock granted to Mr. Orum on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.

(5) Share amount shown includes exercisable options for 6,440 shares of Company Common Stock granted to Mr. Schaecher on December 10, 1993 and February 13, 1995 under the Stock Option Plan.

(6) Share amount shown includes (i) exercisable options for 16,120 shares of Company Common Stock granted to Mr. Smith on December 10, 1993 and February 13, 1995 under the Stock Option Plan and (ii) options for 4,000 shares of Company Common Stock granted to Mr. Smith on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.

(7) Share amount shown includes exercisable options and options which will become exercisable within 60 days for 70,000 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan.

  *Less than 1%.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends that shareholders ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending January 31, 1997. A representative of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, except as described below, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the two fiscal years ended February 2, 1996. Alan C. Shackelford (then Senior Vice President and Creative Director) inadvertently failed to file a Form 4 in July 1994 regarding his purchase of shares of Common Stock in June 1994. Upon learning of the error, Mr. Shackelford filed a Form 5 in January 1995. Michael J. Smith (then Vice President of Coming Home) filed a Form 4 in October 1994 that inadvertently omitted a reference to his sale of shares of Common Stock in September 1994. Upon learning of the error, Mr. Smith filed an amended Form 4 in February 1995.

ADDITIONAL MATTERS

  The Board of Directors is not aware of any other matters that will be presented for action at the 1996 Annual Meeting. Should any additional matters properly come before the meeting, properly signed and dated proxies will be voted on those matters by the persons named therein in accordance with the best judgment of such persons.

SUBMISSION OF SHAREHOLDER PROPOSALS

  The Company's By-Laws require that the Company be provided with written notice with respect to the nomination of a person for election as a director or the submission of any proposal at an annual meeting of shareholders. Any such notice must include certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, and must be furnished to the Company not less than 10 business days prior to such meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

  In addition, all shareholder proposals to be included in the Board of Directors' Proxy Statement and proxy for the 1997 Annual Meeting of shareholders (i) must be received by the Secretary of the Company not later than December 23, 1996, and (ii) must satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.

COST OF PROXY SOLICITATION

  The Company will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board of Directors. In addition to using the mails, officers and other employees of the Company may solicit proxies in person and by telephone and telegraph.

REPORT TO SHAREHOLDERS

  The Company has mailed this Proxy Statement along with a copy of the Company's 1996 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 1996 Annual Report are the Company's consolidated financial statements for the fiscal year ended February 2, 1996.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO THE SECRETARY, LANDS' END, INC., ONE LANDS' END LANE, DODGEVILLE, WISCONSIN 53595.

                                          By order of the Board of Directors,

                                          [SIGNATURE OF ROBERT S. OSBORNE]
                                          Robert S. Osborne
                                          Secretary

April 22, 1996

                         LANDS' END 1996 ANNUAL MEETING

                         [ANNUAL MEETING LOCATION MAP]

                                LANDS' END, INC.
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 22, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Gary C. Comer, Michael J. Smith and Robert S. Osborne as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 29, 1996, at the annual meeting of shareholders to be held on May 22, 1996, or any adjournment thereof.

  1. ELECTION OF DIRECTORS

     NOMINEES: Gary C. Comer and David B. Heller

     [_] For all nominees EXCEPT those whose names are inserted on the line below.

     --------------------------------------------------------------------------

     [_] Withhold authority to vote for all nominees.

  2. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

              (Continued and to be Signed and Dated on other side)

- --------------------------------------------------------------------------------

   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND FOR PROPOSAL 2.

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

                                         When signing as attorney,
                                         executor, administrator,
                                         trustee or guardian, please
                                         give full title as such. If
                                         a corporation, please sign
                                         in full corporate name by
                                         President or other
                                         authorized officer. If a
                                         partnership, please sign in
                                         partnership name by
                                         authorized person.

                                         Dated _________________ 199

                                         ___________________________
                                                   Signature

   Please mark, sign, date               ___________________________
   and return this proxy                   Signature if held jointly
   card promptly using the
   enclosed envelope.